Exhibits (k)(2)

ADMINISTRATIVE AGENCY AGREEMENT

THIS ADMINISTRATIVE AGENCY AGREEMENT (the “Agreement”) is made as of April 14, 2026 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Sub-Administrator”), and each of AMG BBH ASSET-BACKED CREDIT FUND, LLC, and each investment company that becomes a party to this Agreement by a duly executed Joinder (as defined in Section 17) and listed, accordingly, on Appendix A hereto (each, severally and not jointly, the “Fund”), each a closed-end management investment company organized as a Delaware limited liability company and registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”). This Agreement constitutes a separate agreement between the Administrator and each Fund.

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

WHEREAS, the Fund desires to retain the Sub-Administrator to render certain services to the Fund, and the Sub-Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Sub-Administrator. The Fund hereby employs and appoints the Sub-Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Sub-Administrator accepts such appointment.

2. Delivery of Documents. The Fund will on a continuing basis provide the Sub-Administrator with:

2.1 properly certified or authenticated copies of the resolutions of the Fund’s Board of Directors authorizing the appointment of the Sub-Administrator as administrative agent of the Fund and approving this Agreement;

2.2 a copy of the Fund’s most recent registration statement;

2.3 copies of all agreements between the Fund and its service providers, including without limitation, advisory and distribution agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Fund’s valuation procedures;

2.5 a copy of the Fund’s Limited Liability Company Agreement and By-laws;

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2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors) which relate to or affect the Sub-Administrator’s performance of its duties hereunder or which the Sub-Administrator may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Sub-Administrator. Subject to the supervision and direction of the Fund’s Board of Directors, the Sub-Administrator will perform the administrative services described in Appendix C hereto. Additional services may be provided by the Sub-Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Sub-Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Sub-Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Sub-Administrator shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Sub-Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Sub-Administrator’s obligations under this Agreement. The Sub-Administrator will maintain such other records as requested by the Fund and received by the Sub-Administrator. The Sub-Administrator shall not be responsible for the accuracy and completeness of any records not created by the Sub-Administrator. The Sub-Administrator acknowledges that the records maintained and preserved by the Sub-Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Sub-Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2 Use of Agents The Sub-Administrator may at any time or times in its discretion, appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Sub-Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Sub-Administrator or Agent of its obligations under this Agreement, the Sub-Administrator shall be responsible for the Agents’ compliance with the provisions hereof, to the extent that the Sub-Administrator would itself be liable for such compliance under this Agreement had it performed the relevant obligations, and the Sub-Administrator will be liable for any acts or omissions of an Agent pertaining to this Agreement as if it had performed such acts or omissions itself.

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4. Duties of the Fund. The Fund shall notify the Sub-Administrator promptly of any matter affecting the performance by the Sub-Administrator of its services under this Agreement and, where the Sub-Administrator is providing fund accounting services pursuant to this Agreement, shall promptly notify the Sub-Administrator as to the accrual of liabilities of the Fund, including liabilities of the Fund not appearing on the books of account kept by the Sub-Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Sub-Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Sub-Administrator in the event the Fund or any officer, employee or agent of the Fund detects a non-compliance of the Fund with its investment restrictions, policies and limitations, and/or an occurrence reasonably expected to result in a non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund further agrees to provide such information to the Sub-Administrator as may be requested under applicable laws, including, but not limited to, applicable anti-money laundering laws and regulations which require the Sub-Administrator to collect certain information about its customers. The Fund acknowledges that under applicable anti-money laundering rules and regulations, the Fund is the customer of the Sub-Administrator and the Shareholders are the customers of the Fund, for which the Fund is ultimately responsible for satisfying specific anti-money laundering obligations.

5. Instructions.

5.1 The Sub-Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument delivered by or on behalf of the Fund and reasonably believed by the Sub-Administrator to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”), and upon which the Sub-Administrator may rely until its receipt of notification to the contrary by the Fund, is attached hereto as Appendix D.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or duly appointed investment manager of the Fund (the “Investment Manager”) shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Directors or the Investment Manager by name, title or position and will include at least one officer empowered by the Board of Directors or the Investment Manager to name other individuals who are authorized to give Instructions on behalf of the Fund.

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5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Sub-Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Sub-Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Sub-Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Sub-Administrator to act or to omit to act.

5.5 Unless otherwise agreed between the parties, Instructions given orally will not be confirmed in writing and in any event, the lack of such confirmation shall in no way affect any action taken by the Sub-Administrator in reliance upon such oral Instructions. Each party is authorized to tape record any and all telephonic or other oral Instructions given to the Sub-Administrator by or on behalf of the Fund (including any Authorized Person).

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Sub-Administrator as provided for in this Agreement, the Fund shall pay the Sub-Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Sub-Administrator. Additional services performed by the Sub-Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Sub-Administrator shall bill the Fund separately for any reasonable out-of-pocket disbursements of the Sub-Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Sub-Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Sub-Administrator within thirty days after the applicable month-end and shall be paid by wire transfer or other appropriate means to the Sub-Administrator within thirty days after the Fund’s receipt of the applicable invoice, unless an invoice is disputed in good faith. The foregoing sentence is not intended to prohibit the Fund from disputing in good faith the legitimacy of any out-of-pocket disbursements.

7. Standard of Care. The Sub-Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Sub-Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

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8. General Limitations on Liability. The Sub-Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix E).

8.1 A party shall also incur no liability under this Agreement if the party or any agent or entity utilized by the party shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of any of the following:

8.1.1 with respect to the Sub-Administrator, any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, riot, terrorism, insurrection, rebellion, revolution, or civil disorder; or any other act or event beyond the Sub-Administrator’s reasonable control;

8.1.2 with respect to such party, any provision of any present or future law, regulation or order of a U.S., or non-U.S., federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency;

8.1.3 with respect to the Sub-Administrator, any provision of any order or judgment of any court of competent jurisdiction;

8.1.4 with respect to such party, a fire, flood, earthquake, other elements of nature or acts of God;

8.1.5 with respect to such party, any epidemic, pandemic, public health emergency or outbreak (including but not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; and

8.1.6 with respect to such party, any other causes or events beyond the party’s reasonable control, regardless of whether such causes or events are foreseeable or are of a nature or type described above.

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8.2 The Sub-Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Sub-Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Sub-Administrator’s willful malfeasance, fraud, bad faith or negligence in the performance of the Sub-Administrator’s obligations and duties.

8.3 Except as it relates to the Fund, with respect to the Fund’s indemnification obligations for third party claims under Section 10, in no event and under no circumstances shall a party be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the party has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Sub-Administrator’s liability shall apply to the particular administrative services set forth on Appendix C hereto.

9.1 Portfolio Compliance Monitoring. The secondary compliance monitoring of the investments of the Fund with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Sub-Administrator. Consequently, the results of the monitoring as notified by the Sub-Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Sub-Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous. The Investment Manager of the Fund shall remain fully responsible for ensuring compliance of the investments of the Fund with its investment restrictions and policies and the services provided by the Sub-Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Sub-Administrator. In addition, the Fund agrees that the Sub-Administrator shall not be liable for the inaccuracy, incompleteness or errors in any information or data that any compliance system used by the Sub-Administrator generates in connection with such administrative compliance monitoring on any given date.

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9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Sub-Administrator’s liability for acts, omissions, errors or delays relating to the services set forth in the Fund Accounting Services section of Appendix C hereto shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) and any direct damages suffered by the Fund or shareholders in connection with such recalculation. The Sub-Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.

9.2.1. The parties may agree to procedures pertinent to the resolution of NAV errors and hereto acknowledge that the Sub-Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Sub-Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to 0.10 percent of the NAV. If a recalculation of NAV occurs, the Fund agrees to consider the reprocessing of shareholder transactions or to take such other reasonable action(s) so as to eliminate or minimize to the extent possible the liability of the Sub-Administrator.

9.2.2. The Sub-Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Sub-Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Sub-Administrator by the Fund and which the Sub-Administrator did not create in the performance of its obligations hereunder, provided that the Sub-Administrator has exercised reasonable care in the selection and oversight of such third-party service provider; (ii) the Sub-Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Sub-Administrator either (a) from a source which the Sub-Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of the Investment Manager of the Fund and those sources listed on Appendix E), (b) from a source which in the Sub-Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Sub-Administrator. To the extent that Fund assets are not in the custody of the Sub-Administrator, the Sub-Administrator may conclusively rely on any reporting in connection with such assets provided to the Sub-Administrator by a third party on behalf of the Fund.

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9.2.3. In the event of any error or delay in the determination of such NAV for which the Sub-Administrator may be liable, the Fund and the Sub-Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Sub-Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Sub-Administrator, the Fund and the Sub-Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred, to the extent that such factors apply to the situation in question.

10. Indemnification. The Fund hereby agrees to indemnify the Sub-Administrator against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of the performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, fraud, bad faith or negligence of the Sub-Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Sub-Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Sub-Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Sub-Administrator to be necessary or desirable. Actions taken by the Sub-Administrator in reliance on the advice of its counsel or of the Fund’s counsel will be presumed to have been taken in good faith, which presumption may be rebutted by evidence.

The Sub-Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Sub-Administrator to be necessary or desirable. Actions taken by the Sub-Administrator in reliance on the advice of such certified public accountant or of the Fund’s Treasurer will be presumed to have been taken in good faith, which presumption may be rebutted by evidence.

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12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1 This Agreement shall have an initial term of two (2) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party provides written notice of its intent to terminate to the other party at its address set forth herein. Thirty (30) days after a party provides such notice, a ninety (90)-day transition period (the “Transition Period”) will commence, during which the Agreement will still be in effect but the parties will work together in good faith to transition the Fund to an alternate service provider (the “Designated Third Party”). This Agreement will terminate at the conclusion of the Transition Period. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other party that is not cured within sixty (60) days, in which case termination shall be effective upon receipt of written notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the latter party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Sub-Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2. During the Transition Period, the Sub-Administrator will promptly deliver to the Fund and the Investment Manager all records created and maintained by the Sub-Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Sub-Administrator. The Sub-Administrator shall also send certain reports to the Designated Third Party in order to establish the Fund on the Designated Third Party’s accounting system. The reports to be sent by the Sub-Administrator to the Designated Third Party shall consist of the Fund’s trial balance, tax lot reports, and interest accrual reports, as well as any other reports agreed upon by the Fund and the Sub-Administrator during the Transition Period. Furthermore, for up to seventy-five (75) days of the date of termination of the Agreement, the Sub-Administrator shall provide to the Fund, upon the Fund’s request, a certification that all records created by the Sub-Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days after the date of termination of this Agreement, no such certification will be provided to the Fund by the Sub-Administrator and the Sub-Administrator is under no further obligation to ensure that records created by the Sub-Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

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13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to subcustodians or Agents appointed by the Sub-Administrator), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, that is independently developed by the receiving party without reference to the disclosing party’s confidential information, that is made available to the receiving party by a third party on a non-confidential basis, or that is requested to be disclosed by or to any regulator of the receiving party (including, with respect to the Sub-Administrator, any regulator of any Agent or subcustodian), any Regulatory Authority, any auditor or attorney of the parties hereto, by judicial or administrative process or otherwise by Applicable Law; provided, however, that if disclosure of disclosing party’s confidential information is commanded by a court or agency order, subpoena, or other legally authorized administrative or judicial demand (“Compelled Disclosure”), then, to the extent permissible under Applicable Law (i) the receiving party will promptly notify the disclosing party of a request for the disclosing party’s confidential information from any such entity so that the disclosing party may seek a protective order, and (ii) the receiving party will limit its disclosure of the disclosing party’s confidential information to only the information that the receiving party determines to be responsive to the Compelled Disclosure. The limitations on disclosure of confidential information under this Section 13 shall survive for so long as a party retains the other party’s confidential information. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, neither party may use the other party’s confidential information to train artificial intelligence or machine learning models, other than AI or ML models related to the services provided hereunder. Any such AI or ML will not allow the delivering party’s confidential information to be shared with third parties other than agents or contractors of the receiving party and receiving party will not permit such agents or contractors to use the confidential information for their own benefit or that of any third party.

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14. Business Continuity. Without prejudice to the provisions of Section 8.1 of this Agreement, the Sub-Administrator will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of the Sub-Administrator’s provision of the services hereunder within forty-eight (48) hours following any event which prevents the Sub-Administrator from providing such services (the “BCP Plan”). The Sub-Administrator will conduct a test of significant components of its BCP Plan not less frequently than annually. At the Fund’s request, the Sub-Administrator will meet with the Fund on an annual basis to provide details about the BCP Plan and test results and to answer Fund’s reasonable questions about the same.

15. Information Security. The Sub-Administrator agrees to maintain a comprehensive information security program (“CISP”) in compliance with Part 500 of the New York State Department of Financial Services Cybersecurity Requirements for Financial Services Companies (as such may be amended from time to time) which is reasonably designed (a) to protect the Fund’s data that is in the Sub-Administrator’s possession from unauthorized access by third parties and (b) to prevent the introduction of any computer code or instructions that may disrupt, damage, or interfere with the Fund’s use of the Sub-Administrator’s relevant computer and/or telecommunications facilities (e.g., malicious code or viruses), or that may allow for access bypassing any security features, and to periodically review and reasonably update the CISP in response to identified cybersecurity threats. Without limiting the foregoing, on an annual basis the Sub-Administrator shall conduct penetration testing of selected Sub-Administrator networks and systems in accordance with the CISP, and the Sub-Administrator’s employees shall receive training on the Sub-Administrator’s data security policies and procedures and then be required to attest to their understanding of such policies and procedures. Further, at the Fund’s request, the Sub-Administrator will meet with the Fund on an annual basis to provide the Fund with reasonably requested information about the Sub-Administrator’s CISP and changes thereto, and to answer the Fund’s reasonable questions about the same.

The Sub-Administrator shall annually, upon request, provide a copy of its most recent SOC2 Report to the Fund, which the Fund may disclose to the Fund’s auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the SOC2 Report to any third party or use the SOC2 Report for any purpose other than evaluating the Sub-Administrator’s security controls. The Fund shall be responsible for the acts and omissions of its auditors as if such acts and omissions were those of its own personnel.

The Sub-Administrator shall notify the Fund as soon as is reasonably possible, but in no event more than 72 hours after the Sub-Administrator becoming aware of the Security Incident (defined below), in the event of a successful cybersecurity breach of the Sub-Administrator’s systems which prevents the Sub-Administrator from providing a material portion of the custody services hereunder (a “Security Incident”). The Sub-Administrator will thereafter reasonably cooperate with the Fund with respect to the mitigation of the effects of such Security Incident, including by providing the Fund, upon the Fund’s request, any additional relevant information

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regarding such Security Incident learned by the Sub-Administrator during the investigation of such Security Incident. The Sub-Administrator’s obligations under this paragraph shall be subject to any prohibitions or restrictions placed on the Sub-Administrator or its affiliates by applicable laws or regulations, or by compliance with requests from law enforcement.

16. Tape-recording. Each party authorizes the other party to tape record any and all telephonic or other oral instructions given to the Sub-Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the applicable party in writing. Each party further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

17. Joinder. References herein to “Joinder” shall mean any joinder to this Agreement and any other agreement or other legal document referenced therein, substantially in the form attached hereto as Appendix B, duly executed from time to time by the Sub-Administrator and one or more additional entities affiliated with a/the Fund (for purposes of this definition, an “Additional Fund”). Any such Joinder with respect to any Additional Fund shall become effective as of the date set forth therein and shall include an update to Appendix A to this Agreement, adding the Additional Fund to the existing Appendix A, signed by the Sub-Administrator and the Additional Fund, and acknowledged by each other existing Fund. The terms of each Joinder shall supplement the terms of this Agreement and in the event of a conflict between the terms of this Agreement and the terms provided in such Joinder, the terms of the Joinder shall control as between the Sub-Administrator and the respective Additional Fund.

18. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

19. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

20. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

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21. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. Each party irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

22. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 680 Washington Boulevard, Suite 500, Stamford, CT 06901, Attention: Legal and Compliance, e-mailed to the Fund at amgfcco@amg.com, or delivered to such other address as the Fund may have designated to the Sub-Administrator in writing, or delivered to the Sub-Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, e-mailed to the Sub-Administrator at AMG.Client.Service@bbh.com, or delivered to such other address as the Sub-Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

23. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Sub-Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

24. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement, and a party shall be protected in relying on the photocopy or telefax until such party has received the original of the Agreement.

25. Exclusivity. The services furnished by the Sub-Administrator hereunder are not to be deemed exclusive, and the Sub-Administrator shall be free to furnish similar services to others.

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26. Authorization. The Fund hereby represents and warrants that the Fund’s Board of Directors has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, C, D, and E and the fee schedule hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Shawn McNinch
Name:	Shawn McNinch
Title:	Partner
Date:	April 15, 2026

AMG BBH Asset-Backed Credit Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer, Principal Financial Officer, and Principal Accounting Officer
Date:	April 14, 2026

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APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

List of Funds Added by Joinder

Dated as of ____________________________

The following is a list of Funds for which, pursuant to a Joinder, the Sub-Administrator shall serve as administrator under the Administrative Agency Agreement dated as of [    ], as amended from time to time:

None.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

AMG BBH ASSET-BACKED CREDIT FUND, LLC

By:
Name:
Title:
Date:

[Additional Fund]

By:
Name:
Title:
Date:

BBH Draft 03/17/26

APPENDIX B

TO

ADMINISTRATIVE AGENCY AGREEMENT

Form of Joinder

Reference is made to the Administrative Agency Agreement between Brown Brothers Harriman & Co. and each of AMG BBH Asset-Backed Credit Fund, LLC, and each investment company that becomes a party to the Agreement by a duly executed Joinder, dated as of_________, 2026 (as amended, the “Agreement”) to which this Joinder is attached and made as of ___________________, 20__.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Each of [Name of Additional Fund] (the “Additional Fund”) and Brown Brothers Harriman & Co. (the “Sub-Administrator”) acknowledges and agrees that, by the execution of this Joinder, the Additional Fund and the Sub-Administrator shall be deemed to be mutual parties to the Agreement effective as of the date hereof as if the Additional Fund were an original signatory thereto and the Additional Fund hereby makes the representations and warranties and expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of an “Additional Fund” and “Fund” and “Client” under the Agreement. All references in the Agreement to the “Fund” and “Funds” and “Client” shall hereafter include the Additional Fund.

In accordance with the terms of the Agreement, the Additional Fund and the Sub-Administrator have, concurrent herewith, added the name of the Additional Fund to the current Appendix A to the Agreement as attached hereto, signed by each of the Additional Fund and the Sub-Administrator.

This Joinder shall be governed by and construed in accordance with the provisions of Section 17 of the Agreement referenced above.

1

BBH Draft 03/17/26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
Date:

[Additional Fund]

By:
Name:
Title:
Date:

2

APPENDIX C

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of April 14, 2026

Fund Accounting Services

The Sub-Administrator will provide the following fund accounting services to the Fund each day that the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing, shareholder/partner activity, investment accounting.

Transaction Processing and Review. The Sub-Administrator shall input and reconcile the Fund’s investment activity including with respect to:

•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital calls and distributions on fund investments

•	Capital activity

•	Partner Allocations, if needed

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Sub-Administrator shall reconcile daily the following positions of the Fund against the records of the Fund’s custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. For each instance in which the Fund’s NAV (defined below) is calculated, the Sub-Administrator shall update each security position of the Fund as to the following:

•	Market prices obtained from approved sources provided by the Fund or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix E

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix E or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Sub-Administrator shall provide the following investment accounting services to the Fund:

•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade capture on Trade Date + 1 basis

•	Record income on all Fund investments

•	Calculation and reconciliation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE on any day the NYSE is open for business

•	Access to Fund reports via Infuse

•	At the Fund’s request, report daily pricing to identified database companies

•	At the Fund’s request, report monthly portfolio holdings to identified database companies

Global Financial and Regulatory Reporting (“GFRR”)

•	The Sub-Administrator shall accumulate information for and prepare:

•

One annual report and one semi-annual report on Form N-CSR, such preparation to include the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•	Monthly N-PORT filings

•	one first fiscal quarter report and one third fiscal quarter report on Form N-PORT Part F or two quarterly report Schedule of Investments for Form N-PORT

•	one annual report on Form N-CEN

•	one annual Rule 24f-2 Notice

•

Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Sub-Administrator shall coordinate with the Fund to file such reports as required, including any applicable executed officer certifications or other exhibits

The Sub-Administrator shall provide the following additional services as requested by the Fund:

•	Quarterly calculation and reporting of the Fund’s portfolio turnover

•

Preparation of quarterly reports for the Fund’s Board of Directors (in BBH Reporting Format or such other format as agreed to between the Sub-Administrator and the Fund), including but not limited to: Net Asset Roll Forward and certain KPIs

Expense Administration Services

The Sub-Administrator shall perform the following services as requested by the Fund’s Treasurer:

•	Process Fund expense invoices as per defined schedule or ad-hoc submission in accordance with authorized signatory lists and client instructed allocation.

•	Prepare a daily cash paid file that documents all invoices paid by vendor and expense type.

•	Properly maintain asset-based accruals in accordance with the Fund’s prospectus.

•	Prepare the Fund’s quarterly budget in accordance with service provider fee schedules and make recommendations for adjustments as appropriate.

•	Prepare the Fund’s payable analysis at least annually preceding the Fund’s fiscal year end.

•

On the first Business Day of each month, prepare a monthly recalculation and reconciliation to the trial balance of the prior month’s asset-based contractual fees and reimbursement/recoupment amounts. Then prepare and pay the invoice for the contractual fees on the same day.

•	On the first Business Day of each month, prepare a sliding schedule of the Fund’s reimbursements subject to recoupment.

•

On the first Business Day of each month, prepare a net revenue report for the prior month. The report must show the dollar amount of expenses accrued during the month and the corresponding annualized expense ratio by expense type.

•

Within two months after the Fund’s fiscal year end, prepare the acquired fund fee and expense calculations for inclusion in the Fund’s prospectus expense table, as well as the expense tables, hypothetical examples, and other expense-related disclosures for the prospectus and statement of additional information.

The Sub-Administrator shall perform the following additional services as requested by the Fund’s Treasurer:

•

Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions, restructurings, and liquidations, if applicable, as may be requested and agreed to between the Fund and Sub-Administrator

Tax Support Services

The Sub-Administrator shall provide the following tax support services to the Fund:

Description of Standard Tax Support Services (applicable beginning as of the date when the Fund elects to be a Regulated Investment Company under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)

•	Prepare fiscal year-end and excise tax distribution calculations including estimates as of June, September and October;

•	State and federal tax estimate calculations for corporate subsidiary if applicable.

•	Retrieval and update of K-1 adjustments from secondary investments to the provisions Prepare monthly, quarterly and annual income distributions as described in each Fund’s prospectus

•	ASC 740 update and analysis

•	Provide any tax analysis of portfolio transactions

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Prepare FINCEN filings

•

Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

•	Prepare shareholder year-end tax information, including 1099-misc

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting and assist in preparation of tax supplements

•	Tax will provide the year end reporting data (Qualified Dividends, Dividends received Deduction, and Foreign Tax credits) for shareholder and performance reporting

•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Sub-Administrator

•

Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Sub-Administrator and provide necessary adjustments

Description of Standard Tax Support Services (applicable during the period in which the Fund is treated as a partnership under the Internal Revenue Code)

•	Prepare taxable income calculation/tax provision and allocation

•	Furnish all amounts required to prepare the Fund’s federal K-1, K-2 and K-3 (as applicable) and state K-1s

•	Coordination of review with Fund’s tax accounting firm

•	Fund’s tax accounting firm will prepare all required tax forms

Description of Additional Tax Support Services

•	Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

•	Prepare available tax equalization schedules

•	Prepare annual Qualified Investment Income

•	Prepare interim estimates of taxable income and capital gains

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•	Tax will provide the year end reporting data (Qualified Dividends, Dividends received Deduction, and Foreign Tax credits) for shareholder and performance reporting

Performance Measurement Services

The Sub-Administrator shall provide the following services related to calculating and reporting Fund performance:

•	Calculate time weighted total returns for the Fund (by class, if applicable) and report such returns to the Fund on a daily basis

•	Provide and review the Fund’s performance information disclosed in its financial statements, prospectus and statement of additional information

The Sub-Administrator shall provide the following additional services related to calculating and reporting Fund performance:

•

Growth of Investment Reporting - a growth of investment and returns (including operating expenses, sales charge(s), if applicable, and reinvestment of distributions) of the Fund (or class, if applicable) for the past 10 years or since inception for inclusion in the semi-annual and annual financial statements

•	Monthly Gross of Fee Returns Reporting - total return reporting, excluding any operating expenses and sales charge(s), if applicable

•	Monthly Load Returns Reporting – total return reporting, adjusted for sales load, if applicable

The Sub-Administrator shall provide the following additional attribution calculation and reporting services to the Fund:

•	Monthly Contribution Return Reporting (also known as absolute attribution) – contribution of each security or sector or country to the overall performance of the Fund (or class, if applicable)

•	Monthly Contribution to Return - Top/Bottom Securities by Contribution Reporting - the top and bottom ten securities by contribution to overall performance of the Fund (or class, if applicable)

Portfolio Compliance Monitoring Services

As described herein, the Sub-Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Manager independently of the Services provided by the Sub-Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Sub-Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund or the Investment Manager. Finally, the Fund understands that this is a condition precedent to the Sub-Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, the Fund agrees to notify the Sub-Administrator in the event the Fund or any officer, employee or agent of the Fund detects any material non-compliance with regard to applicable investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Sub-Administrator to perform any Secondary Compliance Monitoring Services shall display the Charles River Development (“CRD”) brand and logo, as appropriate. The Sub-Administrator shall perform the following Secondary Portfolio Compliance Monitoring Services with respect to the investments of the Fund on each Business Day unless otherwise specified:

•

Trade date plus one monitoring of the Fund’s investments with respect to the investment restrictions, policies and limitations as described in the current registration statement (including the Fund’s most recent prospectus and statement of additional information), which shall be provided to the Sub-Administrator by the Fund, and agreed to by the Sub-Administrator and Fund

•	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•

Trade date plus one monitoring of the Fund’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

•	Qualifying gross income and asset diversification monitoring with respect to Subchapter M compliance shall be performed quarterly

•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Sub-Administrator

•

The Sub-Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person(s) as may be agreed to by the Fund in the event and at such times as the Sub-Administrator detects possible non-compliance with the Fund’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•

Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”), as requested

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Shawn McNinch
Name:	Shawn McNinch
Title:	Partner
Date:	April 15, 2026

AMG BBH ASSET-BACKED CREDIT FUND, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer, Principal Financial Officer, and Principal Accounting Officer
Date:	April 14, 2026

APPENDIX D

TO

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

AMG Funds LLC, in its capacity as the Fund’s administrator

AMG BBH ASSET-BACKED CREDIT FUND, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer, Principal Financial Officer, and Principal Accounting Officer
Date:	April 14, 2026

APPENDIX E

TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Fund and AMG Funds LLC hereby acknowledge that the Sub-Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement; provided, however, that, the Fund and the Investment Manager may, in certain circumstances (for example, with respect to the valuation of the Fund’s securities), specify which sources the Sub-Administrator should use, in which case the Sub-Administrator will use such specified sources.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERCONTINENTAL EXCHANGE (“ICE”)

REPUTABLE BROKERS

LSEG DATA & ANALYTICS

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT

IHS MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

*

By using Wall Street Office (“WSO”) as an authorized information source, the Investment Manager and Fund are each authorizing the Sub-Administrator to share confidential information regarding bank loan transactions with WSO. Investment Manager and Fund each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

AMG BBH ASSET-BACKED CREDIT FUND, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer, Principal Financial Officer, and Principal Accounting Officer
Date:	April 14, 2026

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Managing Director
Date:	April 14, 2026